Exhibit 99.1

Pinnacle Airlines files suit against ALPA, cites bad-faith bargaining

Memphis, Tenn. (January 8, 2008)– Pinnacle Airlines Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL) has filed a lawsuit in U.S. District Court against the Air Line Pilots Association International (ALPA) citing bad faith bargaining in contract talks that began in 2005.

“We regret having to file this lawsuit, but the union left us with no choice.  On more than one occasion, we agreed to terms that the union said would result in an agreement, and then they moved the goalposts and made additional demands,” said Clive Seal, Vice President and General Manager of Pinnacle Airlines Inc.  “We need them to come to the table and deal fairly in a genuine effort to get a fair contract for our Pilots and their families.  I believe we would have an agreement already if our Pilots had been told the truth about our offer and been allowed by the union to vote on the company proposal as we requested.”

Seal said one result of the union continuing to move the goalposts is not being able to compete for new regional jet service.  “The failure of ALPA to reach an agreement with Pinnacle resulted in the loss of 17 of our 50-seat jets and a chance to fly 76-seat jets for Northwest Airlines.  On another occasion, one new customer removed Pinnacle from consideration for 25 new regional jets.  We let the union know what was at stake on both occasions and that it was imperative that we achieve a new contract in a timely manner.  The union’s response was that “it’s your problem.”  We have a different view.  This would have meant hundreds of new jobs for all of our People, including 200 new pilot jobs and immediate upgrades for 110 first officers.  Success in this industry is based on growth, and we’re offering a deal with that in mind.”

“We’re simply saying ‘shoot straight with our Pilots, share with them what we’ve offered, not only in formal proposals but in informal meetings where we have agreed to your requests,’” said Seal.  “One-sided negotiations can’t be successful.”

Pinnacle Airlines has a consistent history of reaching agreements with ALPA in 1989, 1996 and 1999.  In fact, Duane Woerth, then president of ALPA, was quoted following 1999 negotiations as saying: “This is an extraordinary collective bargaining success.  This is the way collective bargaining should work all the time. It's a landmark and a very positive result.'' (The Commercial Appeal, May 1, 1999).  The Airline recently reached an initial agreement with the Transportation Workers Union to cover its dispatchers, the United Steel Workers for its flight attendants and has made wage adjustments for all other work groups.

“We want a new contract for our Pilots.  We want to be at the table and bring these negotiations to a close.  We have bargained in good faith and have repeatedly responded positively to requests from the union.  We have been more than fair,” said Philip H. Trenary, President and CEO of Pinnacle Airlines.  “All of us built this company together under the premise that we are a team, and we think it’s unfair that our pilots are the only employee group that has not had a raise since 2005.  Now, it’s time for the union to be fair by putting union politics aside and doing what’s in the best interest of our Pilots.”

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines Inc. and Colgan Air Inc.  Pinnacle Airlines Inc. operates a fleet of 139 regional jets in the United States and Canada as Northwest Airlink and Delta Connection.  Colgan Air Inc. operates a fleet of 49 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport more than 10 million passengers a year to 134 cities and towns in North America.  Visit www.pncl.com for more information.

Contact:
Joe Williams @ 901-346-6162